Exhibit 99.2

AMENDMENT

TO GREYSTRIPE, INCORPORATED

2005 STOCK OPTION PLAN
WHEREAS, Greystripe, Incorporated (the “Company”) maintains the 2005 Stock Option Plan (the “Plan”);
WHEREAS, the Company desires to amend the Plan to increase the number of shares of common stock of the Company available for grants under the Plan; and
WHEREAS, the Board of Directors of the Company and the stockholders of the Company have approved this amendment.
NOW, THEREFORE, the Plan is hereby amended as of the date hereof as follows:
1. The first sentence of Section 3 of the Plan is amended and restated in its entirety to read as follows:
“3.     Stock Subject to the Plan
Subject to the provisions of Section 13 of the Plan, the maximum aggregate number of Shares that may be subject to Options or Stock Purchase Rights and sold under the Plan is 4,456,033 Shares. The Shares may be authorized but unissued, or reacquired Common Stock.”

2. In all respects not amended, the Plan is confirmed and ratified.
IN WITNESS WHEREOF, the Company has caused this Amendment to be executed and delivered by its duly authorized officer on the 1st day of November, 2008.

GREYSTRIPE, INCORPORATED

By:	/s/ Michael Chang
Name:	Michael Chang
Title:	Chief Executive Officer